Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT (this “Agreement”) is made and entered into by and between B. Scott Smith (“Executive”) and Sonic Automotive, Inc. (“Sonic”), on the date set forth on the signature page hereof (the “Date of this Agreement”), to be effective as of the date provided for in Section 8(f) below.

BACKGROUND

Executive has previously been employed by Sonic as its Chief Executive Officer and President, and Executive previously served as a director of Sonic and as an officer, director, manager or governor of all of Sonic’s direct or indirect wholly-owned subsidiaries.

By agreement dated September 25, 2018 (the “September 2018 Agreement”), Executive resigned from (a) his officer positions as Chief Executive Officer and President of Sonic, (b) his position as a director of Sonic, and (c) his positions as an officer, director, manager or governor of each of Sonic’s direct or indirect wholly-owned subsidiaries, but continued his employment with Sonic in his capacity as Co-Founder of Sonic. Under the September 2018 Agreement Executive also agreed to various covenants protecting Sonic’s business and reputation.

Executive and Sonic have now agreed to conclude their employment relationship in a definitive manner and to settle, compromise and resolve any and all claims Executive may have against Sonic and its subsidiaries (Sonic and its direct and indirect subsidiaries, collectively, the “Company”), and for Sonic to provide a release of possible claims against Executive.

In exchange for the release of claims and Executive’s agreement to the covenants set forth herein, Sonic has agreed to provide Executive with certain special severance benefits which it was not otherwise obligated to provide.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Sonic hereby agree to the conclusion of their employment relationship and the protection of both Executive’s and the Company’s business interests, in accordance with terms and conditions hereinafter set forth:

1. Recitals. The above recitals are true and correct and are incorporated herein by reference as if fully set forth herein.

2. Resignation from Employment.

(a) Employment Resignation Date. Executive’s employment with Sonic, and with all of the entities within the Company, will be deemed to have ended on February 28, 2019 (the “Employment Resignation Date”).

(b) Resignation From All Offices. Executive hereby confirms Executive’s resignation from all positions and offices, if any, that Executive holds or has held at any time with Sonic and other entities within the Company. Such resignations, to the extent not previously made effective under the September 2018 Agreement, shall be effective as of the Employment Resignation Date.

3. Payments for Employment Through the Employment Resignation Date.

(a) Salary Payment and Benefits Through the Employment Resignation Date. Sonic shall pay or provide to Executive the salary and benefits as such compensation is in effect immediately prior to his resignation from employment, for the period up to and including the Employment Resignation Date. Except as expressly provided for herein, all existing benefits and perquisites enjoyed by Executive as a result of employment with the Company shall cease as of the Employment Resignation Date.

(b) Award under the Sonic 2018 Annual Incentive Plan. Executive will be entitled to any performance-based cash bonus earned under the Sonic 2018 Annual Incentive Plan (the “2018 Plan”), subject to Sonic’s Compensation Committee’s determination of the achievement of performance objectives under the Plan applicable to the Company’s executive officers, payable in accordance with the terms and conditions of the 2018 Plan.

(c) Restricted Stock Unit Award. For purposes of Executive’s outstanding Performance-Based Restricted Stock Unit Award of 92,525 restricted stock units (“RSUs”) granted on February 23, 2018 (the “2018 RSU Grant”), the termination of Executive’s employment with Sonic will be treated as an involuntary termination without “cause.” The 2018 RSU Grant will remain outstanding until certification of the extent of achievement of such performance condition by Sonic’s Compensation Committee (to occur by no later than March 15, 2019) and any corresponding reduction in the amount of such RSUs by Sonic’s Compensation Committee, and the RSUs remaining after such certification and reduction by Sonic’s Compensation Committee (if any) shall then immediately vest in full with no further restrictions effective as of the date of certification by Sonic’s Compensation Committee.

4. Severance Benefit. In consideration of Executive’s promises, covenants, and the releases contained in this Agreement, and contingent upon Executive’s full compliance with his obligations under this Agreement, Sonic shall provide to Executive a severance payment in the total amount of Six Million Dollars ($6,000,000), payable in lump sum and in cash, from which normal and appropriate tax and other withholdings shall be made and which shall be subject to issuance to Employee of a Form W-2 on the later to occur of (a) March 15, 2019, or (b) the date that is five (5) business days following the Effective Date defined in Section 8(f) of this Agreement (the “Severance Payment”).

(a) Executive agrees that he shall be solely responsible for any taxes that may be due and owing by him as a result of any payment of monies under this Agreement, including the Severance Payment, and agrees to indemnify and hold harmless Sonic against any and all tax liabilities and any claim or assessment by any taxing authority for the payment of taxes, fees or penalties resulting from any withholdings not applied to the payments made under this Agreement.

(b) Executive acknowledges and agrees that in keeping with the terms and conditions set forth in this Agreement, the Severance Payment includes consideration in addition to anything of value to which Executive was already entitled before signing this Agreement, and that Sonic is providing the Severance Payment solely in exchange for the promises and releases made by Executive within this Agreement and the performances thereof.

5. No Other Company Obligations. Executive acknowledges and agrees that the Severance Payment, together with the payments identified in Section 3, fully satisfy all of the Company’s obligations to Executive for all compensation arising from Executive’s employment and the conclusion of such employment and all services provided by Executive on behalf of the Company. Executive acknowledges and agrees that Executive is not entitled to any other separation or severance pay, salary, bonus pay, incentive pay, commissions, payment for unused vacation time or Paid Time Off, monetary payments or additional remuneration of any kind whatsoever, from Sonic or any of its subsidiaries, beyond the payments specifically set forth in Sections 3 and 4 of this Agreement.

6. Return of Property. On or before the Employment Resignation Date, Executive shall return to Sonic all Company property, including but not limited to all Company-owned equipment, demonstrator vehicles, keys to Sonic’s or any subsidiaries’ offices and property, all Confidential Information, documents, customer lists, written information, forms, formulae, plans, manuals, designs, blueprints, notebooks, tools, credit cards, passwords, documents or other hard copy, audio/visual, or electronic material or data, software or firmware, records, or copies of the same, belonging to Sonic or any Company entity, which are in Executive’s possession or control, without retaining any copy or summary thereof. Notwithstanding the previous sentence, Sonic agrees to transfer ownership to Executive of the company-issued cell phone currently in Executive’s possession, cell phone number and company-issued laptop computer currently in Executive’s possession, provided that Executive permits and fully cooperates with a Sonic-designated employee to permanently delete all Company information from such cell phone and laptop computer within five (5) business days of the Effective Date of this Agreement.

7. Comprehensive Release of Claims and Covenant Not to Sue.

(a) Executive agrees that, in consideration for the Severance Payment, Executive, for himself, and for his heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges the Sonic Releasees, as defined below, from any and all federal, state, or local causes of action, claims, demands, charges, suits, damages or liabilities of whatever kind or nature which he ever had or which he now has, known or unknown, against any and all Sonic Releasees that are attributable to or arose during all periods of time occurring on or prior to the Date of this Agreement (collectively, the “Claims”).

(b) The Claims released herein expressly include, without limitation, to the fullest extent allowed by law, any and all actions, claims, allegations, or violations based upon or arising from Executive’s employment relationship with Sonic or the termination of that relationship, including claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990 and the Americans with Disabilities Amendments Act; the Rehabilitation Act; the Lilly Ledbetter Fairpay Act; the Genetic Information Nondiscrimination Act, the National Labor Relations Act; the Family and Medical Leave Act of 1993 as amended; the Civil Rights Act; of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; claims under any state or local counterparts to any such federal laws; claims under any applicable Executive Order programs, Sarbanes Oxley, and any other federal, state or local civil, whistleblower or human rights law, or any other municipal, local, state or federal law, regulation, or ordinance; all claims for any breach of contract; negligence; breach of fiduciary duty; breach of implied duty of good faith and fair dealing; unfair competition; defamation; wrongful or unlawful discharge; constructive discharge; retaliation; invasion of privacy; personal injury; loss or injury to property; intentional or negligent infliction of emotional distress; disputed or unpaid wages, salary, bonuses, earnings, equity awards, deferred compensation or other forms of compensation; and any claim for costs, fees, or other expenses, including attorneys’ fees incurred in the matters provided for in this release, provided, however, that this Section 7 shall not apply to Executive’s rights to (i) enforce any claims he might have arising out of the failure of Sonic to comply with the terms of this Agreement, (ii) continuing group medical insurance coverage at Executive’s expense in accordance with the federal COBRA act and regulations thereunder, or (iii) indemnification pursuant to the bylaws or articles of incorporation currently in effect of Sonic or any subsidiary of Sonic.

(c) Except to the extent contemplated by Section 7(f) or the exceptions listed in the proviso of Section 7(b) of this Agreement, Executive covenants not to sue or bring a claim or any legal action whatsoever against any of the Sonic Releasees with respect to any Claim in any forum for any reason. If Executive sues or brings any action against any Sonic Releasee in violation of the foregoing covenant not to sue, Executive agrees that Executive shall pay all reasonable fees, costs and expenses incurred by the Sonic Releasees in defending against any such suit or claim, including but not limited to reasonable attorneys’ fees.

(d) Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those that Executive now knows or believes to exist regarding the subject matter of the Claims, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and the Executive’s decision to enter into this Agreement and grant the release and covenant not to sue contained herein. Nevertheless, Executive, for himself, his heirs, executors, administrators, and assigns, intends to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth herein, whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, existing or claimed to exist, fixed or contingent, both at law and in equity, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts.

(e) In signing this Agreement, Executive acknowledges and intends that it shall be effective to the fullest extent allowed by law as a bar to each and every one of the Claims hereinabove mentioned or implied. If it is determined by a court of competent jurisdiction that any Claim covered by this Section 7 of this Agreement cannot be waived as a matter of law, Executive expressly agrees that the release of Claims provided in this Agreement shall nevertheless remain valid and fully enforceable as to the remaining Claims.

(f) Nothing in this Agreement prohibits or restricts Executive from filing a claim with or participating in an investigation conducted by the United States Equal Employment Opportunity Commission, or any state or local fair employment practices agency, or any federal or state agency that is responsible for enforcing a law on behalf of the government. However, Executive understands and agrees that under this Agreement Executive is waiving, discharging and releasing any claim against the Sonic Releasees for obtaining any personal or monetary relief for Executive, or any legal fees, based on or arising out of any such claim or investigation.

(g) For purposes of this Agreement, the “Sonic Releasees” means Sonic, and its direct and indirect subsidiaries, and its and their present, former, and future successors and assigns, and all of its and their present, former, and future directors, officers, employees, shareholders, representatives, agents, assigns, insurers, trustees, employee benefit plans and programs (and the trustees, administrators, fiduciaries, and insurers of such plans and programs), and attorneys, both individually and in their representative capacities.

(h) In consideration for, among other terms, Executive’s release of Claims pursuant to this Section 7, and conditioned on Executive timely executing this Agreement and not revoking his acceptance of this Agreement under Section 8(f), Sonic, on behalf of itself, its direct and indirect subsidiaries, and their respective successors and assigns, hereby releases, waives, and forever discharges Executive from any and all federal, state, or local causes of action, claims, demands, charges, suits, damages or liabilities of whatever kind or nature which it ever had or which it now has against Executive from matters which occurred prior to the date this Agreement is executed by Sonic arising from or in any way connected with or related to the Executive’s past service as an officer, director, employee, or agent of Sonic or any of its subsidiaries (“Company Claims”); provided, however, that such release (i) shall not serve to waive or release any rights or claims of Sonic that may arise from acts of Executive after the date this Agreement is executed by Sonic, (ii) shall not apply to any Company Claims that Sonic is unaware of at the time this Agreement is executed by Sonic, (iii) shall not apply to any Company Claims that Sonic may have against Executive under the terms of any recoupment or “clawback” policy adopted by Sonic prior to the date of this Agreement, Section 304 of the Sarbanes-Oxley Act or 2002 or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 for the recoupment of performance-based compensation that would not have been earned by or awarded to the Executive based on a restatement of the Company’s financial results, and provided Sonic seeks a “clawback” or recoupment of performance-based compensation that would have been earned by or awarded to other similarly situated executive officers of Sonic during the same period of time, and (iv) shall not affect any future obligation which Executive may have to Sonic under the terms of this Agreement and the September 2018 Agreement.

8. Compliance with Older Workers Benefit Protection Act. By signing this Agreement, Executive specifically acknowledges and represents that:

(a) Executive has been given a consideration period of twenty-one (21) days within which to consider the terms of this Agreement; Executive may execute this document prior to the expiration of the consideration period, in order to expedite the execution of this Agreement and the payment of the Severance Payment; if the full twenty-one (21) day consideration period has not elapsed at the time Executive signs this Agreement, by Executive’s signature at that time and on that date, Executive expressly acknowledges that Executive has knowingly and voluntarily chosen to sign this Agreement before the expiration of the consideration period;

(b) The claims being waived, released and discharged in Section 7 of this Agreement include any and all claims Executive has or may have arising out of or related to Executive’s employment with Sonic or termination of that employment, including any and all claims under the Age Discrimination in Employment Act (the “ADEA”);

(c) The ADEA claims being waived, released and discharged in Section 7 do not include any claims that may arise after the date Executive signs this Agreement;

(d) The benefits Sonic will provide to Executive under this Agreement include consideration and benefits that Executive was not otherwise entitled to receive before signing this Agreement;

(e) Executive is hereby advised, and hereby acknowledges that Executive has been advised, to consult with an attorney of Executive’s choice and at Executive’s expense prior to signing this Agreement;

(f) In accordance with the notice provisions set forth in Section 21 below, Executive may revoke this Agreement at any time within seven (7) calendar days after the day Executive signs this Agreement (that is, at any time within seven (7) days after the Date of this Agreement), and this document will not become effective or enforceable as to any claims under the ADEA and no payments under this Agreement will be payable until the eighth day after the Date of this Agreement, on which day (the “Effective Date”), this Agreement will automatically become effective and enforceable (unless previously revoked within that seven-day period); and,

(g) The terms of this Agreement are clear and understandable to Executive; and Executive HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

9. Mutual Non-Disparagement.

(a) Executive agrees that Executive shall refrain from making and shall not make any derogatory, disparaging or negative comments, written or oral, about Sonic, or any of the Sonic Releasees, to the press, to present or former Company employees or customers, to any individual or entity with whom or which the Company has a current or prospective business relationship, or to anyone else which could adversely affect the conduct of the Company’s business or reputation.

(b) Sonic agrees that Sonic Directors and Senior Officers shall refrain from making and shall not make any derogatory, disparaging or negative comments, written or oral, about Executive, to the press, to present or former Company employees or customers, to any individual or entity with whom or which Executive has a current or prospective business relationship, or to anyone else which could adversely affect the conduct of Executive’s business or reputation.

(c) Nothing in this Section 9 prohibits or restricts Executive or Sonic from complying with a court order or lawful subpoena that Executive or Sonic, as the case may be, has not caused to be issued, or making disclosures to government agencies protected by law. This non-disparagement obligation of Executive and Sonic shall apply for a period of ten (10) years following the Date of this Agreement.

(d) This provision is a material element of this Agreement without which Sonic would not enter into this Agreement or provide the Severance Payment described above. Failure of Executive to strictly comply with this Non-Disparagement provision will be grounds for forfeiture and clawback of severance benefits as provided for by Section 14 below.

10. Mutual Confidentiality. Sonic and Executive agree that they will not, at any time or in any manner, either directly or indirectly, disclose, divulge, communicate, or otherwise reveal or allow to be revealed information about the terms, substance or content of this Agreement, the terms, substance or content of any communications, written or oral, concerning the negotiation, execution or implementation of this Agreement, with the exception of public disclosure required of Sonic pursuant to applicable federal securities laws and the rules of the New York Stock Exchange. This confidentiality obligation shall extend to any communications by Executive with regard to his employment or the resignations contemplated by this Agreement, unless required by subpoena, court order or applicable law; provided, however, that Executive may disclose such information to his attorney, spouse, accountant, medical providers, or financial advisors so long as he obtains their prior commitment to follow the confidentiality provisions of this Paragraph 10, and that Company may disclose such information as required pursuant to applicable federal securities laws and the rules of the New York Stock Exchange.

11. Protection of Company Confidential Information.

(a) Non-Disclosure of Trade Secrets and Confidential Information. Executive acknowledges that, in the performance of Executive’s duties as an employee of Sonic, Executive has received and been given access to Company Trade Secrets and Confidential Information (as defined below). Executive agrees that all Trade Secrets and Confidential Information have been, are now and shall be the sole property of the Company, as applicable, and that Executive has no right, title or interest therein. Except as otherwise specifically provided in Section 11(c) below, Executive shall not disclose or cause to be disclosed such Trade Secrets or Confidential Information to any person or entity whatsoever, or utilize or cause such Trade Secrets or Confidential Information to be utilized by any person or company (whether acquired prior to or subsequent to the execution of this Agreement) or otherwise.

(b) Definitions. For purposes of this Agreement, “Confidential Information” means confidential or proprietary information, knowledge or data that is or has been used, developed, obtained or owned by the Company, (i) relating to the business, operations, products or services, and claims histories and insurance coverages, of the Company or the business, operations, products or services of any customer thereof, including without limitation information, knowledge and data consisting of, or concerning, products, services, fees, pricing, designs, marketing plans, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for the

Company), operating systems, applications, program listings, flow charts, manuals, documentation, data, databases specifications, technology, inventions, developments, methods, improvements, techniques, devices, products, know-how, processes, financial data, customer lists, prospective customer lists, supplier and vendor lists, contact persons, cost information, regulatory matters, personnel matters, employee information (such as medical information and social security numbers), accounting and business methods, copyrightable works, specific engineering system infrastructure data, specifications, procedures, processes, vulnerability or design information and any such information with respect to or obtained from any supplier, vendor, customer, employee or independent contractor of the Company, and (ii) any similar confidential information concerning the business, operations, products or services of any Company customer which Executive learned of or had access to during his/her employment with Company. For purposes of this Agreement, “Trade Secret” means any item of confidential information that constitutes a trade secret under the common law or statutory law of the State of North Carolina.

(c) Defend Trade Secrets Act Provision. Notice is hereby given pursuant to 18 USC § 1833(b), that an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

12. Non-Solicitation. For a period of two (2) years following the Effective Date of this Agreement, Executive shall not directly (or indirectly, by indirect action through any parent, affiliate or subsidiary corporation, partnership or other entity Executive owns or controls in part) on his own behalf or on behalf of any other individual or entity, without the prior written consent of Sonic: (a) employ or solicit the employment of, or hire or retain as an agent, consultant or any other capacity, or engage in a business enterprise with, any person who at any time during the twelve (12) calendar months immediately preceding the Employment Resignation Date, was employed by Sonic or any of Sonic’s subsidiaries, or (b) interfere or attempt to interfere with the terms or any aspects of the relationship between Sonic or any of Sonic’s subsidiaries and any person or entity with whom Sonic or any subsidiary of Sonic has purchased automobiles, trucks, parts, supplies, inventory or services, including but not limited to any automobile manufacturer or its U.S. sales affiliate, at any time during the twelve (12) calendar months immediately preceding the Employment Resignation Date.

13. No Waiver. No waiver by Executive or Sonic of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

14. Forfeiture of Benefits and Clawback. In the event that an arbitrator or a court of competent jurisdiction determines, in a final, non-appealable decision, that Executive has violated the terms of this Agreement, including but not limited to Sections 9 (“Mutual Non-Disparagement”), 10 (“Mutual Confidentiality”), 11 (“Protection of Company Information”) or 12 (“Non-Solicitation”) (even if such provisions are held invalid or unenforceable), then Executive shall forfeit any entitlement to the consideration identified in Section 4 above and, upon demand from Sonic, the Executive shall immediately pay Sonic an amount equal to the fair market value of all compensation paid by Sonic to the Executive following the date of the September 2018 Agreement, with the sole exception of any base salary paid to Executive following the date of the September 2018 Agreement through the Employment Resignation Date. The parties agree that “fair market value” as used in the preceding sentence for purposes of RSUs received by Executive shall be determined by the closing price of Sonic’s Class A Common Stock on the New York Stock Exchange on the date that the particular RSUs were released by Sonic to Executive in the form of shares of Sonic’s Class A Common Stock.

Nothing herein shall be construed as prohibiting Sonic from pursuing any other remedies available to Sonic in the event of any breach or threatened breach, or as a waiver of Sonic’s right to seek injunctive relief to enforce this Agreement’s covenants.

15. Governing Law; Venue. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall, in all respects, be governed by and construed according to the substantive laws of the State of North Carolina and without application of its choice of law principles.

16. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled exclusively by arbitration in Charlotte, North Carolina, in accordance with the terms of Sonic’s standard arbitration agreement for employment-related disputes. Nothing in this Section 16 shall preclude any party from applying to a court of competent jurisdiction for, and obtaining if warranted, preliminary or ancillary relief pending the conduct of such arbitration, or an order to compel the arbitration provided for herein.

17. Required Approval by Sonic’s Compensation Committee; Binding Effect. This Agreement is subject to the formal approval of the Compensation Committee of Sonic’s Board of Directors. This Agreement will be binding upon, inure to the benefit of and be enforceable by any and all successors and assigns of the parties.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

19. Assignment. Executive represents and warrants that Executive has not assigned or in any other manner convey any right or claim that Executive has or may have to any third party, and Executive shall not assign or convey to any assignee for any reason any right or claim covered by this Agreement, this Agreement, or the consideration, monetary or other, to be received by Executive hereunder. Sonic may assign its rights and obligations under this Agreement to any third party at its discretion.

20. Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements (including but not limited to the September 2018 Agreement) and understandings between them with respect to the subject matter hereof.

21. Notice Provisions for Signing; Revocation Right. The signed Agreement should be returned to Sonic at the Notice Address provided below. If Executive chooses to revoke his acceptance of this Agreement after having signed it, Executive must provide notice of such revocation delivered to Sonic no later than midnight on the last day of the seven (7) day revocation period. To revoke, notice of the same should be given by submitting a written statement of revocation via hand delivery, mail, e-mail or facsimile to Sonic’s representative at the contact information provided below. No attempted revocation after the expiration of such seven (7) day period shall have any effect on the terms of this Agreement. If Executive revokes this Agreement prior to the Effective Date, its terms and provisions shall be void and without legal effect, and Sonic shall have no obligation to provide the Severance Payment. The Notice Address for Sonic shall be as set forth below:

Sonic Automotive, Inc.

4401 Colwick Road

Charlotte, NC 28211

ATTN: Stephen K. Coss

Fax: 704.973.9304

E-Mail: steve.coss@sonicautomotive.com

With a copy to Counsel:

Moore & Van Allen PLLC

100 N. Tryon Street, Suite 4700

Charlotte, NC 28202

ATTN: James Wyche

Fax: (704) 339-5858

E-Mail: jameswyche@mvalaw.com

22. Voluntary Execution. The parties, intending to be legally bound, apply their signatures voluntarily and with full understanding of the contents of this Agreement and after having had ample time to review and study this Agreement.

[Remainder of this page is blank – signature page follows]

IN WITNESS WHEREOF, the parties have hereunto signed this Agreement, as of the date provided below.

EXECUTIVE

/s/ B. Scott Smith		[Signature]
B. Scott Smith

February 26, 2019		Date

SONIC AUTOMOTIVE, INC.

By:	/s/ Jeff Dyke

Printed Name: Jeff Dyke

Title: President